UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2011
UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of registrant as specified in its charter)

Delaware Delaware	001-14387 001-13663	06-1522496 06-1493538

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT	06831

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 622-3131
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amended and Restated Accounts Receivable Facility
Effective September 28, 2011, Credit Agricole Corporate and Investment Bank (f/k/a Calyon New York Branch) (“Credit Agricole”), The Bank of Nova Scotia (“Scotia” and together with Credit Agricole, the “Banks”), Atlantic Asset Securitization LLC (“Atlantic”), Liberty Street Funding LLC (“Liberty Street”), United Rentals Receivables LLC II (the “SPV”), United Rentals, Inc. (the “Company”), United Rentals (North America), Inc. (“URNA”) and United Rentals Northwest, Inc. (“URNW” and together with URNA, the “Originators”) entered into (i) a Second Amended and Restated Purchase and Contribution Agreement between the Originators, the Company and the SPV; and (ii) a Second Amended and Restated Receivables Purchase Agreement between the SPV, as Seller, the Company, as Collection Agent, Atlantic and Liberty Street, as Purchasers, Credit Agricole, as a bank, as purchaser agent for Atlantic and as administrative agent, and Scotia, as a bank and as purchase agent for Liberty (collectively, the “Amended and Restated Agreements”). The Amended and Restated Agreements replace the comparable agreements that initially established an accounts receivable securitization facility in May 2005 and were amended and restated as of December 22, 2008.
The amended facility expires on September 26, 2012 and may be extended on a 364 day basis by mutual agreement of the Company and the purchasers under the facility. It provides for, among other things, a decrease in the facility size from $325 to $300 million, and adjustments to the receivables eligible for purchase. The amended facility provides for generally lower borrowing costs, including pursuant to a modified pricing structure, which is based on commercial paper rates plus a specified spread, and a commitment fee based on the utilization of the facility. Borrowings under the amended facility will continue to be reflected as debt on our condensed consolidated balance sheets and receivables in the collateral pool will be reflected as assets on our consolidated balance sheets.
Pursuant to the terms of the amended facility, borrowings are permitted only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount. The amended facility is structured so that the receivables in the collateral pool are the lenders’ only source of repayment. Upon early termination of the facility, no new amounts will be advanced under the facility and collections on the receivables securing the facility will be used to repay the outstanding borrowings. The amended facility is subject to standard termination events including, without limitation, a change of control of the Company, URNA or URNW, a failure to make payments, a failure to comply with standard default, delinquency, dilution and days sales outstanding covenants, or breach of certain financial ratio covenants under our credit facility.
The foregoing summary is qualified in its entirety by reference to the full texts of the Amended and Restated Agreements. In connection with executing the Amended and Restated Agreements, the Company also separately confirmed that its performance undertaking given in May 2005, in connection with the initial establishment of the securitization facility, and confirmed in December 2008, in connection with the first amendment and restatement of the securitization facility, remains in full force and effect after the amendment and restatements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in the first paragraph of Item 1.01 of this Report under the heading entitled “Amended and Restated Accounts Receivable Facility” is incorporated by reference under this Item.
Item 9.01. Financial Statements and Exhibits.
10.1	Second Amended and Restated Purchase and Contribution Agreement, dated as of September 28, 2011, by and among United Rentals Receivables LLC II, United Rentals, Inc., United Rentals (North America), Inc. and United Rentals Northwest, Inc. (without annexes)

10.2	Second Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2011, by and among Credit Agricole Corporate and Investment Bank, The Bank of Nova Scotia, Atlantic Asset Securitization LLC, Liberty Street Funding LLC, United Rentals Receivables LLC II and United Rentals, Inc. (without annexes)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 4, 2011

UNITED RENTALS, INC.
By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.
By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Second Amended and Restated Purchase and Contribution Agreement, dated as of September 28, 2011, by and among United Rentals Receivables LLC II, United Rentals, Inc., United Rentals (North America), Inc. and United Rentals Northwest, Inc. (without annexes)

10.2
Second Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2011, by and among Credit Agricole Corporate and Investment Bank, The Bank of Nova Scotia, Atlantic Asset Securitization LLC, Liberty Street Funding LLC, United Rentals Receivables LLC II and United Rentals, Inc. (without annexes)